Exhibit 99.1

Stewardship Financial Corporation and Atlantic Stewardship Bank

Announce the Election of Richard W. Culp as Chairman and

Howard R. Yeaton, Jr. as Vice Chairman of the Board of Directors

Midland Park, NJ – Robert J. Turner, Corporate Secretary of the Stewardship Financial Corporation (SSFN), and its subsidiary Atlantic Stewardship Bank, both of Midland Park, New Jersey announced the election of Richard W. Culp as Chairman and Howard R. Yeaton, Jr., CPA as Vice Chairman of the Board of Directors for the Corporation and the Bank.

Richard W. Culp is an Educational Management Consultant. Previously Chairman Culp was an Executive Vice President with Pearson Education. In this position, he was responsible for all aspects of the Pearson K-12 sales organization totaling over 500 staff and more than $1 billion of annual revenue for print and online instructional materials. Culp has 35 years of progressive business experience. He is a graduate of Bluffton College, Bluffton, Ohio. Chairman Culp has served as a Director of Corporation and the Bank since 2010. Culp currently serves as Chairman of the Investment Committee as well as on the Compensation and Risk Committees.

Howard R. Yeaton, Jr., CPA is Managing Principal for Financial Consulting Strategies, LLC located in Midland Park, NJ, a firm providing strategic financial and general business advice to mid-market companies and newly emerging public filing companies. Vice Chairman Yeaton holds a Masters in Business Administration from the University of Connecticut and a Bachelor of Science in Accounting from Florida State University. He is a member of the Financial Executives Institute and the American Institute of CPAs. Yeaton served as member of Atlantic Stewardship Bank’s Bergen County Business Development Board. Vice Chairman Yeaton has served as a Director of the Corporation and the Bank since 2005. Yeaton currently serves as Chairman of the Audit, Risk and Investor Relations Committees and as well as on the Investment Committee.

President and Chief Executive Officer, Paul Van Ostenbridge stated, “The Stewardship Financial Corporation and Atlantic Stewardship Bank welcome Richard W. Culp as Chairman and Howard R. Yeaton, Jr., CPA as Vice Chairman. The Bank is entering its thirtieth year of providing superior financial services to the community under the committed leadership of the Board of Directors. As we transition to this new team, we sincerely express gratitude to the outstanding contributions and foresight provided by William C. Hanse, Esq. and Michael A. Westra, CPA who respectively held the positions of Chairman and Vice Chairman. We are fortunate to still have Directors Hanse and Westra serve on the Boards of the Corporation and the Bank as well as several Board Committees.”

About Atlantic Stewardship Bank

Atlantic Stewardship Bank maintains banking locations in Midland Park, Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Westwood, Wyckoff, two offices in Hawthorne, and two offices in Wayne. Established in 1985, ASB is a full-service commercial bank serving both individuals and businesses. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $8.2 million. The bank is a subsidiary of Stewardship Financial Corporation trading on the NASDAQ under the symbol SSFN. The bank’s website is www.asbnow.com.

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